Letter to Registered Holders and DTC Participants
Regarding

Offer to Exchange

Floating Rate Senior Notes Due 2010
for Any and All Outstanding
Floating Rate Senior Notes Due 2010

and

8 7/8% Senior Subordinated Notes Due 2011
for Any and All Outstanding
8 7/8% Senior Subordinated Notes Due 2011

of

SAMSONITE CORPORATION

  The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on                        , 2004 unless the offer is extended (the "Expiration Date"). Tenders may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

To Registered Holders and Book-Entry Transfer Facility Participants:

        We are enclosing herewith a Prospectus, dated                        , 2004, of Samsonite Corporation (the "Company") and a related Letter of Transmittal (the "Letter of Transmittal"), which together constitute the Company's offer (the "Exchange Offer"), to exchange 100% aggregate principal amount of new Floating Rate Senior Notes (the "New Floating Rate Senior Notes"), for up to a like aggregate principal amount of its outstanding Floating Rate Senior Notes (the "Outstanding Floating Rate Senior Notes"), and 100% aggregate principal amount of new 8 7/8% Senior Subordinated Notes (the "New 8 7/8% Senior Subordinated Notes," and together with the New Floating Rate Senior Notes, the "New Securities"), for up to a like aggregate principal amount of its outstanding 8 7/8% Senior Subordinated Notes (the "Outstanding 8 7/8% Senior Subordinated Notes", and together with the Outstanding Floating Rate Senior Notes, the "Outstanding Securities"), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. As set forth in the Prospectus, the terms of the New Securities are identical in all material respects to the Outstanding Securities, except that the New Securities have been registered under the Securities Exchange Act of 1933, as amended, and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate paid thereon.

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus dated                        , 2004

  2.
  Letter of Transmittal for your use and for the information of your clients;

  3.
  Notice of Guaranteed Delivery; and

  4.
  A letter which may be sent to your clients for whose account you hold registered Outstanding Securities or book-entry interests representing Outstanding Securities in your name or in the name of your nominee (the "Client Letter"), which includes an instruction form referred for obtaining such client's instruction with regard to the Exchange Offer.

        Your prompt action is requested. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2004, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Outstanding Securities registered in your name or in the name of your nominee as quickly as possible.

        To participate in the Exchange Offer, a beneficial holder must either (a) complete, sign and date the Letter of Transmittal and deliver it to Bank of New York (the "Exchange Agent"), at the applicable address set forth in the Letter of Transmittal, and either (i) deliver to the Exchange Agent certificates representing the registered Outstanding Securities in proper form for transfer, or (ii) cause a Participant in DTC, Euroclear or Clearstream (each, a "Book-Entry Transfer Facility"), as applicable, to make book-entry delivery of the Outstanding Securities; (b) in the case of the 8 7/8% Notes, cause a DTC Participant to tender such holder's Outstanding Securities to the Exchange Agent's account maintained at The Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal (an "Agent's Message") or (c) in the case of the floating rate notes, arrange for Euroclear or Clearstream to transmit required information, including an Agent's Message, to the Exchange Agent in connection with a book-entry transfer. By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Outstanding Securities all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

        Holders who wish to tender their Outstanding Securities and (a) whose Outstanding Securities are not immediately available or (b) who cannot deliver their Outstanding Securities, the Letter of Transmittal or an Agent's Message and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Outstanding Securities according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer—Procedures for Tendering Outstanding Securities" in the Prospectus.

        Pursuant to the Letter of Transmittal, each holder of Outstanding Securities will make certain representations to the Company. The form of "Instruction to Registered Holder or Book-Entry Transfer Facility Participant from Beneficial Owner" included in the Client Letter contains an authorization by the beneficial owners of Outstanding Securities for you to make such representations.

        The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Outstanding Securities residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. The Exchange Offer is not conditioned upon any minimum number of Outstanding Securities being tendered.

        The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Securities pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Securities to it, except as otherwise provided in Instruction 9 of the enclosed Letter of Transmittal.

        Additional copies of the enclosed material may be obtained from

Very truly yours,
SAMSONITE CORPORATION

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Samsonite Corporation or The Bank of New York, or authorize you or any other person to use any document or make any statement or representation on their behalf in connection with the Exchange Offer other than the documents enclosed herewith and the statements contained therein.